Shining a Light on Cancer

- Multi billion dollar markets
  - Cervical cancer detection: $1.5 billion per year
  - Other epithelial cancers: over 9 million cases world-wide each year
- Superior diagnostic testing platform
- Attractive razor blade business model for doctors
  - Potential margins on disposable products to exceed 90%
- Potential for early reimbursement
- Collaborative agreement with Konica Minolta
  - Esophageal and lung cancer detection product development
- Improved capital structure
  - No long-term debt and nearly $3 million in cash
- Quality management team and Board

Guided Therapeutics™